                                                                    Exhibit 11.1

                        PETsMART, Inc. and Subsidiaries
                       Statement of Computation of Common
                        and Common Equivalent Shares and
                               Earnings per Share

                     (in thousands, except per share data)

                                                                For the 13 Weeks Ended    For the 39 Weeks Ended
                                                               ------------------------  ------------------------
                                                               October 27,  October 29,  October 27,  October 29,
                                                                  1996         1995         1996         1995
                                                               -----------  -----------  -----------  -----------
PRIMARY (1)
Weighted average common shares outstanding (2)                    105,048      101,514      104,127      102,543
Incremental common equivalents from options and warrants            5,804        4,328        5,562           --
                                                               ------------------------  ------------------------
Weighted average shares outstanding                               110,852      105,842      109,688      102,543
                                                               ------------------------  ------------------------
                                                               ------------------------  ------------------------
Net income (loss)                                               $  11,157    $     109    $  14,980    $ (19,090)
Accretion of redeemable convertible preferred stock                    --         (369)          --       (1,365)
                                                               ------------------------  ------------------------
Net income (loss) applicable to holders of common stock         $  11,157    $    (260)   $  14,980    $ (20,455)
                                                               ------------------------  ------------------------
                                                               ------------------------  ------------------------
Net income (loss) per share applicable to holders of common
 stock                                                          $    0.10    $   (0.00)   $    0.14    $   (0.20)
                                                               ------------------------  ------------------------
                                                               ------------------------  ------------------------

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(1) Primary and Fully Diluted earnings per share are the same for all periods presented.

(2) Includes common and common equivalent shares outstanding during the period. Common equivalent shares consist of redeemable and nonredeemable convertible preferred stock (using the if-converted method).